Exhibit 99.2

Contact: Stephen Gibson	FOR IMMEDIATE RELEASE
Tel: 703/647-8700	April 16, 2010
E-mail: sgibson@allbrittontv.com

ALLBRITTON COMMUNICATIONS COMPANY

ANNOUNCES PROPOSED PRIVATE NOTES OFFERING

Arlington, VA, April 16, 2010 – Allbritton Communications Company (“ACC”) announced today that it intends to offer, subject to market and other conditions, $455 million aggregate principal amount of eight-year senior unsecured notes in a private offering.

ACC intends to use the net proceeds of the offering as well as borrowings under ACC’s revolving credit facility to finance the purchase of ACC’s outstanding $455 million aggregate principal amount of 7 3/4% Senior Subordinated Notes due 2012 pursuant to a tender offer commenced today and to pay the fees and expenses related to the issuance and sale of the notes and the tender offer.

The notes will not be registered under the Securities Act of 1933, as amended (the “Act”) or the securities laws of any other jurisdiction, and are being offered and sold in the United States only to qualified institutional buyers in reliance on Rule 144A under the Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Act. Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the notes may be relying on the exemption from the provisions of Section 5 of the Act provided by Rule 144A.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein are forward-looking statements. Forward-looking statements reflect current expectations and projections about future events, and thus involve uncertainty and risk. It is possible that future events, including whether the offer and sale of the notes, the refinancing of the existing senior credit agreement and the tender offer and consent solicitation are completed, may differ from expectations due to a variety of risks and other factors such as those described in ACC’s Annual Report on Form 10-K for the year ended September 30, 2009, as updated by subsequent Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this press release are based on certain assumptions and analyses made in light of ACC’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. ACC does not intend to update any particular forward-looking statements contained in this press release.

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